Exhibit 99.1

Contact:	Ina Cu
Investor Relations
650-266-3200

CELL GENESYS REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, CA, April 27, 2005 — Cell Genesys, Inc. (Nasdaq: CEGE) reported a net loss of $29.3 million, or $0.65 per share, for the quarter ended March 31, 2005. This compares with a net loss of $20.9 million, or $0.52 per share, in the same quarter of 2004. The increase in net loss quarter-to-quarter is due primarily to the absence of gains from the sales of marketable securities and the timing of revenue payments from certain licensing agreements. Cell Genesys ended the quarter with approximately $144.5 million in cash, cash equivalents and short-term investments, including restricted cash and investments. In addition, at the end of the first quarter, Cell Genesys held approximately 6.6 million shares of its former subsidiary, Abgenix, Inc., which had a market value of approximately $46.4 million at the end of the current quarter.

The company’s research and development expenses for the first quarter were $24.8 million, compared to $22.6 million for the first quarter of 2004, an increase that can be attributed principally to the company’s expanding clinical trials and other product development activities in both its GVAX® cancer vaccine and oncolytic virus therapy programs. General and administrative expenses decreased to $3.8 million in the first quarter of 2005 from $5.5 million in the first quarter of 2004 due to the accrual of certain facility-related costs in 2004.

“We remain committed to managing our financial resources optimally to achieve our mission of developing and commercializing novel biological therapies for patients with cancer,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “We are pleased with our accomplishments during the first quarter as well as our progress to date in our lead product development program, GVAX® vaccine for prostate cancer.”

First Quarter 2005 and Other Recent Highlights:

•	Reported that GVAX® cancer vaccine and anti-angiogenesis agents that block vascular endothelial growth factor (VEGF) exhibited synergistic antitumor activity when tested in a mouse tumor model. Tumor-bearing mice treated with a GVAX® cancer vaccine combined with VEGF blockade had a statistically significant 48% improvement in the median duration of survival compared to controls (p=0.009), which was not seen in mice treated with VEGF blockade alone or GVAX® cancer vaccine alone. Anti-angiogenic agents such as Avastin® and others are playing an increasing role in the treatment of cancer. These preclinical data were presented by Cell Genesys scientists at the most recent American Association of Cancer Research (AACR) Meeting in Anaheim, CA.

•	Announced the development of a proprietary gene expression technology that enables the production of full-length monoclonal antibodies at commercially relevant levels from a single production cell line. This potential breakthrough, which employs adeno-associated viral (AAV) or other viral-based genetic engineering and a unique genetic linkage, may have broad application in commercial scale production of monoclonal antibodies and other complex therapeutic proteins, as well as in the long-term administration of therapeutic antibodies to patients. Cell Genesys scientists reported this work in the April online issue of the journal, Nature Biotechnology.

•	Announced the initiation of a Phase 1 clinical trial of CG0070, an oncolytic virus therapy with specificity for multiple cancers, which will be initially evaluated in patients with recurrent bladder cancer. CG0070 is the first “armed” oncolytic virus therapy developed by the company, so-named because it has been engineered to include the therapeutic gene for GM-CSF, an immune stimulating hormone which also serves as the adjuvant in Cell Genesys’ GVAX® cancer vaccine platform. Extensive preclinical studies have shown that CG0070 can potentially destroy cancer cells by two different mechanisms: direct cell killing by the virus and immune-mediated cell killing stimulated by GM-CSF. CG0070 is being developed through a worldwide alliance with Novartis AG.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms — GVAX® cancer vaccines and oncolytic virus therapies. Clinical trials of GVAX® cancer vaccines include an ongoing Phase 3 trial of GVAX® vaccine for prostate cancer as well as trials of GVAX® vaccines for leukemia, pancreatic cancer, lung cancer and myeloma. Clinical programs of oncolytic virus therapies currently include CG7870 for prostate cancer and CG0070 for bladder cancer. Cell Genesys continues to hold equity interests in its two former subsidiaries — Abgenix, Inc., an antibody products company and Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company’s website at www.cellgenesys.com.

Cell Genesys will host its quarterly conference call to discuss events that occurred during the first quarter of 2004 at 8:30 a.m. PDT on Thursday, April 28, 2005. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. A replay of the webcast will be available for at least 48 hours following the call. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for 48 hours following the call. Please refer to access number 776705.

Statements made herein about the company and its subsidiaries, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2004 dated March 14, 2005 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Three months ended
(unaudited, in thousands except per share data)	March 31,
	2005	2004
Revenue	$1,646	$2,584
Operating expenses:
Research and development	24,843	22,644
General and administrative	3,763	5,549

Total operating expenses	28,606	28,193

Loss from operations	(26,960)	(25,609)
Gain on sale of Abgenix, Inc. common stock	—	5,506
Interest and other income	728	1,241
Interest expense	(2,759)	(2,238)

Loss before income taxes	(28,991)	(21,100)
Income tax benefit (provision)	(320)	181

Net loss	$(29,311)	$(20,919)

Basic and diluted net loss per common share	$(0.65)	$(0.52)

Weighted average shares of common stock outstanding — basic and diluted	45,273	40,271

CONSOLIDATED BALANCE SHEET DATA

(in thousands)	March 31,	December 31,
	2005	2004
	(unaudited)	(note 1)
Cash, cash equivalents and short-term investments, including restricted cash and investments	$144,500	$174,971
Investment in Abgenix, Inc. common stock	46,375	68,503
Other current assets	806	1,184
Property and equipment, net	155,854	159,663
Noncurrent deferred tax assets	16,326	25,177
Other assets	5,485	5,641

Total assets	$369,346	$435,139

Deferred revenue	$657	$2,031
Deferred tax liabilities	16,326	25,177
Other current liabilities	46,134	50,715
Noncurrent portion of facility lease obligation	50,763	51,013
Convertible senior note	145,000	145,000
Redeemable convertible preferred stock	—	1,897
Stockholders’ equity	110,466	159,306

Total liabilities and stockholders’ equity	$369,346	$435,139

     Note 1. Derived from audited financial statements.